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                                                                    Exhibit 12.1

                         RECKSON ASSOCIATES REALTY CORP.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                                       AND
          RATIOS OF EARNINGS TO FIXED CHARGES, PREFERRED DIVIDENDS AND
                             PREFERRED DISTRIBUTIONS


      The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the years ended December 31:

    2005          2004         2003          2002          2001
-----------     --------    ---------     ---------      ---------
   2.03x         1.57x        1.43x         1.65x          2.12x



         The following table sets forth the Company's consolidated ratios of earnings to fixed charges, preferred dividends and preferred distributions for the years ended December 31:


   2005           2004         2003          2002          2001
-----------     --------    ---------     ---------      ---------
  2.03x          1.25x        1.15x         1.33x          1.67x



      The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2005 have been restated to exclude additional income from discontinued operations than previously reported and, for years 2002 and 2001, include certain costs associated with losses from extinguishment of debt in accordance with FASB Statement No. 145 which was adopted by the Company on January 1, 2003. These costs were previously reported as extraordinary losses and excluded from prior reported ratios.